Exhibit 99.1

Date: January 8, 2008

To IRE Unit Holders:

2007 has been an exciting and busy year for IRE, and the Board of Directors would like to take this opportunity to bring the membership up to date on Company activities.

The Board has scheduled the next annual meeting of the members for Saturday April 5, 2008. The meeting will begin at 1:30 pm and will be held at the KC Hall in Washington, Iowa. Proxy statements will be sent to members ahead of time reminding everyone. At this meeting three directors will be elected.

Plant construction was completed during the summer of 2007 and commissioning was completed with few problems. In July the plant was officially put into service. The plant has operated quite well and has been producing high quality product. By the end of 2007 we produced approximately 9.5 million gallons which supplied local, national and export markets. To date most of our production has been with soy oil. In December 2007 we began our first use of animal fats and expect to see an increase in the percentage of animal fats that we use in 2008.

Auditing for BQ9000 certification is underway and we expect to receive final certification in the first quarter of 2008. This will complete an important step that will improve our ability to market our product both nationally and worldwide.

On the financial side results for 2007 can best be described as disappointing. Our audit ending the fiscal year on September 30 is completed and shows a loss. While indications are that the 4th quarter of 2007 may be slightly improved, our overall operations for 2007 are expected to show a loss. As a result we do not plan to pay any distributions for 2007.

A number of factors have contributed to our disappointing financial results to date. Currently soy oil is at 30 year highs, and projections do not indicate that there will be a significant reduction in the near future. High petroleum prices have helped offset this somewhat by allowing us to get higher prices for our product, but by far the greatest influence on our margins is the cost of soy oil.

Please refer to our latest SEC filings for a more detailed explanation of results. You may view our annual report on Form 10-KSB on the Securities and Exchange Commission website, or on the link from our website. In addition, you will receive a paper copy of our annual report along with your proxy statement for the next member meeting.

We expect that our auditor will begin tax preparation for IRE in mid-January, and final K-1’s will be sent out as soon as possible. For tax planning purposes our auditor has provided an estimate of loss and income. At this time we estimate a “passive” loss of approximately $105/Unit and interest income of approximately $7.00/Unit.

The passive loss may be used by the unit holder to offset any passive income. The interest income will be treated as regular income. Please understand that this letter only provides general information and that each member should consult their own tax advisor concerning the impact that their ownership in IRE will have on their federal and state income tax liability and the applicability of federal, state and local tax laws. Please also understand that the numbers provided in this letter are only ESTIMATES provided to you for planning purposes and that these estimates may change when our tax accountants prepare our tax returns. These estimates are not guarantees of future results; they are only our prediction and they involve numerous assumptions, risks and uncertainties. Our actual results may differ.

Additionally, each unit holder will be eligible to claim their share of the “Small Agribiodiesel Producer Tax Credit” and the “Investment Tax Credit”. The dollar amount of the credits will appear on each unit holder’s K-1.

The “Small Agribiodiesel Producer Tax Credit” is valued at $0.10 per gallon of production and may be divided between the unit holders on a per unit basis. It is a passive credit and may be used to offset the part of the unit holder’s federal income tax liability that is based on passive income. Any unused credits may be carried forward and claimed against future passive income.

The “Iowa Investment Tax Credit” is an Iowa income tax credit created by the Iowa High Quality Job Creation Program. It is based on the cost of the plant and will be amortized over a five year period. It is a credit against all Iowa income tax liability, not just that portion based on passive income. Any of these credits unable to be used can be carried forward for up to 7 years or until they are used.

Looking ahead to 2008, we do have indications that conditions in the marketplace may be improving. We believe that IRE’s ability to use animal fats and to produce a blended product will give us a strategic and competitive advantage in the market that competitors relying on straight soy oil will not have. We also believe that our association with REG will provide access to overseas markets that could improve IRE’s profitability. Initial projections for 2008 are that we will focus on a blended soy/animal fat product. This will allow IRE to take advantage of lower cost fats to reduce the overall input cost, which is the single greatest factor in the final cost of production. It also appears that the increasing year-round demand from Europe will provide good marketing opportunities, and we believe that REG is well positioned to take advantage of those opportunities

On the legislative front, there are several positive proposals for renewable fuels in general and bodiesel specifically. On both the state and national levels there are several proposals for mandates, tax incentives and credits.

While no one knows what the final form of pending state and federal legislation will be, or its specific effect on IRE, there are indications that IRE and the biodiesel industry in general will receive some positive benefits. The IRE Board strongly encourages all of our members to contact their local state and federal legislators to encourage passage of biodiesel friendly legislation.

While 2007 performance has been disappointing, we believe that there are positives for IRE and the bodiesel industry in the coming year. As always please refer to our website at www.iowarenewableenergy.com

Sincerely,

/s/ Michael J. Bohannan
Michael J. Bohannan
President, Iowa Renewable Energy

This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risk factors identified in our quarterly and annual reports filed with the Securities and Exchange Commission.

We are not under any duty to update the forward-looking statements contained in this memo. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.